     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1998.
                                   REGISTRATION NOS. 333-      AND 333-      -01
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         HOUSEHOLD INTERNATIONAL, INC.
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER OR GOVERNING DOCUMENT)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                   36-3121988
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                           HOUSEHOLD CAPITAL TRUST IV
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER OR GOVERNING DOCUMENT)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                  APPLIED FOR
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                  847-564-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 PATRICK D. SCHWARTZ, ASSOCIATE GENERAL COUNSEL
                         HOUSEHOLD INTERNATIONAL, INC.
                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                  847-564-6301
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                WITH A COPY TO:

                            (UNDERWRITERS' COUNSEL)
                                SCOTT N. GIERKE
                            MCDERMOTT, WILL & EMERY
                             227 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60606
                                  312-984-7521

                                 JOHN W. BLENKE
                         VICE PRESIDENT--CORPORATE LAW
                         HOUSEHOLD INTERNATIONAL, INC.
                               2700 SANDERS ROAD
                        PROSPECT HEIGHTS, ILLINOIS 60070
                                  847-564-6150

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement, as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                   AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED                  REGISTERED       PER UNIT(2)(3)        PRICE(2)(3)       REGISTRATION
---------------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of Household Capital
  Trust IV and Junior Subordinated Deferrable              40,000
  Interest Notes of Household International,              Preferred
  Inc.(1)...........................................     Securities           $25.00            $1,000,000           $295.00
Guarantee of Trust Preferred Securities by Household
  International, Inc. and certain back-up
  obligations(4)....................................
=================================================================================================================================

(1) The Junior Subordinated Deferrable Interest Notes will be purchased by and constitute assets of Household Capital Trust IV. No separate consideration therefor will be received.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) and Rule 457(n).
(3) Exclusive of accrued interest and distributions, if any.
(4) Includes the rights of holders of the Preferred Securities under the Preferred Securities Guarantee and certain back-up undertakings, comprised of the obligations of Household International to provide certain indemnities in respect of, and pay and be responsible for certain costs, expenses, debts and liabilities of the Trust (other than with respect to the Preferred Securities) and such obligations of Household International as set forth in the Declaration and the Indenture, in each case as further described in the Registration Statement. The Preferred Securities Guarantee, when taken together with Household International's obligations under the Junior Subordinated Deferrable Interest Notes, the Indenture and the Declaration, will provide a full and unconditional guarantee on a subordinated basis by Household International of payments due on the Preferred Securities. The Guarantee of Trust Preferred Securities referred to in this table is the Preferred Securities Guarantee described in the Registration Statement. No separate consideration will be received for the Guarantee or such back-up obligations.
                            ------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion, Issued March 2, 1998)

                                 $

                           Household Capital Trust IV
                             % TRUST PREFERRED SECURITIES
                (Liquidation Amount $25 per Preferred Security)
                    fully and unconditionally guaranteed by

                         Household International, Inc.
                            ------------------------

The     % Trust Preferred Securities (the "Preferred Securities") offered hereby evidence preferred undivided beneficial interests in the assets of Household Capital Trust IV, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Household International, Inc., a Delaware corporation ("Household International" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust
 Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof

                                                        (continued on next page)

                            ------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES
DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY
  BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
                                 SUCH DEFERRAL.

APPLICATION WILL BE MADE TO LIST THE PREFERRED SECURITIES ON THE NEW YORK STOCK
  EXCHANGE, INC. (THE "NEW YORK STOCK EXCHANGE"). IF APPROVED, TRADING OF THE PREFERRED SECURITIES ON THE NEW YORK STOCK EXCHANGE IS EXPECTED TO COMMENCE
 WITHIN A 30 DAY PERIOD AFTER THE INITIAL DELIVERY OF THE PREFERRED SECURITIES.
                              SEE "UNDERWRITING."
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                        PRICE $25 PER PREFERRED SECURITY
                            ------------------------

                                                                           UNDERWRITING
                                                         PRICE            DISCOUNTS AND          PROCEEDS TO
                                                       TO PUBLIC          COMMISSIONS(2)         TRUST(3)(4)
                                                       ---------          --------------         -----------
Per Preferred Security...............................    $25.00             (3)                    $25.00
Total................................................  $1,000,000           (3)                  $1,000,000

------------
    (1) Plus accrued distributions, if any, from           , 1998.
    (2) Household International and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
    (3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Junior Subordinated Notes, Household International has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation ") for their arranging the investment
        therein of such proceeds, $      per Preferred Security (or $        in
        the aggregate); provided, that such compensation will be $    per
        Preferred Security sold to certain institutions. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
    (4) Expenses of the offering which are payable by Household International
        are estimated to be $        .

                            ------------------------

    The Preferred Securities are offered subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by McDermott, Will & Emery, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about , 1998, against payment therefor in immediately available funds.

                           MORGAN STANLEY DEAN WITTER

            , 1998

(continued from previous page)

in an equivalent amount of      % Junior Subordinated Deferrable Interest Notes
due 2037 (the "Junior Subordinated Notes") of Household International. The Junior Subordinated Notes will be the unsecured obligations of Household International and will be subordinate and junior in right of payment to certain other indebtedness of Household International, as described herein. In addition, because Household International is a holding company, its obligations under the Junior Subordinated Notes will be effectively subordinate to all existing and future liabilities of its subsidiaries, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

     Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of      % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each
year commencing        , 1998 (the "distributions"). The payment of
distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by Household International (the "Preferred Securities Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Preferred Securities Guarantee." The Preferred Securities Guarantee, when taken together with Household International's obligations under the Junior Subordinated Notes, the Indenture and the Declaration (each as defined herein), including its obligations under the Indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts due on the Preferred Securities. The obligations of Household International under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of Household International and will be pari passu with the most senior preferred stock now or hereafter issued by Household International and with any guarantee now or hereafter issued by Household International in respect of any preferred security of any affiliate of Household International. In addition, because Household International is a holding company, its obligations under the Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities of its subsidiaries.

     The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. If Household International does not make principal or interest payments on the Junior Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities. In such event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

     Household International has the right to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period on the Junior Subordinated Notes, at any time, for up to 20 consecutive quarters (each, an "Extension Period"), provided that no Extension Period may extend beyond the maturity of the Junior Subordinated Notes. If interest payments are so deferred, distributions will also be deferred. Despite such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by applicable
law) at an annual rate of      % per annum, compounded quarterly, and during any
Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension

                                                        (continued on next page)

Periods of varying lengths throughout the term of the Junior Subordinated Notes. See "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period," "Risk Factors -- Possible Adverse Effects from Extension of Interest Payment Period", "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Premium and Market Discount."

     The Junior Subordinated Notes are redeemable by Household International (in
whole or in part) from time to time, on or after March   , 2003 or at any time
in certain circumstances upon the occurrence of a Tax Event (as defined herein). If Household International redeems the Junior Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Notes so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Notes. The Junior Subordinated Notes mature on December 31, 2037 (such date, as it may be advanced as described herein, the "Stated Maturity"). In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Junior Subordinated Notes are redeemed in the limited circumstances described herein, the Trust shall be dissolved with the result that the Junior Subordinated Notes will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. In the case of a Special Event that is a Tax Event, Household International will have the right in certain circumstances to redeem the Junior Subordinated Notes, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Junior Subordinated Notes are distributed to the holders of the Preferred Securities, Household International will use its best efforts to have the Junior Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Junior Subordinated Notes."

     In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Junior Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT PREFERRED SECURITIES, AND MAY BID FOR, AND PURCHASE, THE PREFERRED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THIS PROSPECTUS.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                          PAGE
                                          ----
Available Information.................      4
Incorporation of Certain Documents by
  Reference...........................      5
Prospectus Summary....................      6
Risk Factors..........................      8
Special Note Regarding Forward-Looking
  Statements..........................     12
Household International...............     12
Household Capital Trust IV............     12
Selected Financial Information........     14
Capitalization of Household
  International.......................     15
Ratio of Earnings to Fixed Charges....     15
Accounting Treatment..................     15

                                          PAGE
                                          ----
Use of Proceeds.......................     15
Description of the Preferred
  Securities..........................     16
Description of the Preferred
  Securities Guarantee................     26
Description of the Junior Subordinated
  Notes...............................     29
Effect of Obligations Under the Junior
  Subordinated Notes and the
  Guarantee...........................     38
Certain Federal Income Tax
  Consequences........................     39
Certain ERISA Considerations..........     43
Underwriting..........................     45
Legal Matters.........................     46
Experts...............................     46
Definitions...........................     47

                             AVAILABLE INFORMATION

     Household International and the Trust have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (the "Registration Statement", which term encompasses any amendments thereof) under the Securities Act of 1933, as amended, with respect to the Junior Subordinated Notes, Preferred Securities and Preferred Securities Guarantee offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto to which reference is hereby made. Statements or extracts presented in this Prospectus from financial statements, contracts, agreements or other documents included as an exhibit to the Registration Statement are not necessarily complete. With respect to each such financial statement, contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved.

     Household International is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other material concerning Household International can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, 60605 or by reference to the Web site maintained by the Commission at (http://www.sec.gov). Although Household International is not required to send a copy of its latest Annual Report to Shareholders to holders of the Junior Subordinated Notes, Preferred Securities or Preferred Securities Guarantee, Household International will, upon request, send to any holder of such securities a copy of its latest Annual Report to Shareholders, as filed with the Commission, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent certified public accountants.

     No separate financial statements of the Trust are included herein as such statements are not material to holders of the Preferred Securities. The Trust is currently not subject to the informational reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon effectiveness of the Registration Statement of which this Prospectus forms a part, although it intends to seek and expects to receive an exemption therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission (File No. 1-8198) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus: (a) Household International's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) Household International's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (c) Household International Current Reports on Form 8-K, dated January 23, February 10, May 23 and June 23,
1997 and January 21 and March   , 1998.

     All documents filed by Household International or the Trust, as the case may be, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Junior Subordinated Notes, Preferred Securities or Preferred Securities Guarantee shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     HOUSEHOLD INTERNATIONAL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO: HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070, ATTENTION: OFFICE OF THE SECRETARY, TELEPHONE:
847-564-6989.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Reference is made to "Definitions" herein for the location herein of the definitions of certain capitalized terms used herein.

     PREFERRED SECURITIES OFFERED. 40,000      % Trust Preferred Securities
evidencing preferred undivided beneficial interests in the assets of the Trust. Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of      % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each
year commencing on                     , 1998. The distribution rate and the
distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities" herein.

     JUNIOR SUBORDINATED NOTES. The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent
amount of      % Junior Subordinated Deferrable Interest Notes due 2037 of
Household International. The Junior Subordinated Notes will be subordinate and junior in right of payment to all Senior Indebtedness of Household International. In addition, because Household International is a holding company, its obligations under the Junior Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. See "Description of the Junior Subordinated Notes -- Subordination" herein.

     PREFERRED SECURITIES GUARANTEE. Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities are guaranteed by Household International to the extent the Trust has funds available therefor. If Household International does not make principal or interest payments on the Junior Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. See "Description of the Preferred Securities Guarantee" and "Effect of Obligations under the Junior Subordinated Notes and the Preferred Securities Guarantee" herein. The obligations of Household International under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of Household International and will be pari passu with the most senior preferred stock now or hereafter issued by Household International and with any guarantee now or hereafter issued by Household International in respect of any preferred security of any affiliate of Household International. In addition, because Household International is a holding company, its obligations under the Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities of its subsidiaries. The Preferred Securities Guarantee, when taken together with Household International's obligations under the Junior Subordinated Notes, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors -- Subordination of Preferred Securities Guarantee and Junior Subordinated Notes" and "Description of the Preferred Securities Guarantee" herein.

     OPTION TO EXTEND INTEREST PAYMENT PERIOD. Household International has the right to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period on the Junior Subordinated Notes, at any time, for up to 20 consecutive quarters. If interest payments on the Junior Subordinated Notes are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Notes. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash distributions attributable thereto. See "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period", "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Premium and Market Discount."

     REDEMPTION. The Junior Subordinated Notes are redeemable by Household
International (in whole or in part) from time to time, on or after March   ,
2003, or at any time upon the occurrence of a Tax Event. If the Junior Subordinated Notes are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Notes so redeemed. The Preferred Securities will be redeemed upon maturity of the Junior Subordinated Notes which will occur on December 31, 2037. See "Description of the Preferred Securities -- Mandatory Redemption."

     VOTING RIGHTS. Generally, the holders of the Preferred Securities will not have any voting rights. Subject to certain conditions, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Junior Subordinated Notes, to (i) direct the time, method or place of conducting any proceeding for any remedy available to the Indenture Trustee or exercise any trust or power conferred on the Debt Trustee with respect to the Junior Subordinated Notes,
(ii) waive any past Indenture Event of Default that is available under the Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Notes shall be due any payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Notes where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of a Super Majority (as defined herein) of holders of the Junior Subordinated Notes affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the Property Trustee to give such consent or take such action. See "Description of the Preferred Securities -- Voting Rights."

     CONDITIONAL RIGHT TO ADVANCE MATURITY. If a Tax Event occurs, then Household International will have the right, prior to the dissolution of the Trust, to advance the Stated Maturity of the Junior Subordinated Notes to the minimum extent required in order to allow for the payments of interest in respect of the Junior Subordinated Notes to continue to be tax deductible, but in no event shall the resulting maturity of the Junior Subordinated Notes be less than 15 years from the date of original issuance thereof. The Stated Maturity shall be advanced only if, in the opinion of counsel to Household International experienced in such matters, (a) after advancing the Stated Maturity, interest paid on the Junior Subordinated Notes will be deductible for United States federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Preferred Securities.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

SUBORDINATION OF PREFERRED SECURITIES GUARANTEE AND JUNIOR SUBORDINATED NOTES

     Household International's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of Household International and will be pari passu with the most senior preferred stock now or hereafter issued by Household International and with any guarantee now or hereafter issued by Household International in respect of any preferred securities of any affiliate of Household International. The obligations of Household International under the Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Household International. At December 31, 1997 Senior
Indebtedness of Household International aggregated approximately $   billion. In
addition, because Household International is a holding company, its obligations under the Preferred Securities Guarantee and the Junior Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At December 31, 1997, such subsidiaries had total liabilities of
approximately $   billion. There are no terms in the Preferred Securities, the
Junior Subordinated Notes or the Preferred Securities Guarantee that limit Household International's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Notes or the Preferred Securities Guarantee. See "Description of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Notes -- Subordination."

LIMITATION OF RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee (as defined herein) or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce such holder's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. If Household International were to default in its obligation to pay amounts payable on the Junior Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as registered holder of the Junior Subordinated Notes against Household International pursuant to the terms of the Junior Subordinated Notes and may also vote to appoint a Special Regular Trustee (as defined herein), who shall have the same rights, powers and privileges as the other Regular Trustees (as defined herein). If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Notes. See "Description of the Preferred Securities Guarantee -- Events of Default" and "-- Status of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Notes -- Subordination." The Declaration (as defined herein) provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If (i) the Trust fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods, or (ii) a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Notes against Household International. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Notes. Upon the occurrence of any of the events described in clauses (i) or (ii) above, the holders of the Preferred Securities also will be entitled, by majority vote, to appoint a Special Regular Trustee, who shall have the same rights, powers and privileges as the other Regular Trustees.

POSSIBLE ADVERSE EFFECTS FROM EXTENSION OF INTEREST PAYMENT PERIOD

     Household International has the right under the Indenture to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Junior Subordinated Notes. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Notes is limited to a period not exceeding 20 consecutive quarters. In the event that Household International exercises this right to defer payments of interest, then (a) Household International shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by

Household International which rank pari passu with or junior to the Junior Subordinated Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Household International may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters and provided further that no Extension Period may extend beyond the maturity of the Junior Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Household International may select a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period."

     Should Household International exercise its rights to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount) for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Household International has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Notes. However, should Household International determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Household International's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Notes) may be more volatile than other securities on which original issue discount accrues that do not have such rights. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Premium and Market Discount."

POSSIBLE CHANGES TO UNITED STATES TAX LAWS; POSSIBLE TAX EVENT

     In a previous budget proposal released on February 6, 1997, the Clinton Administration proposed certain tax law changes that, if enacted, would have treated a corporate issuer that filed annual financial statements with the SEC as having characterized an instrument such as the Junior Subordinated Notes as equity for purposes of Section 385(c) of the Internal Revenue Code of 1986, as amended (the "Code"), if the instrument had a maximum term exceeding 15 years and was not shown as indebtedness on the issuer's balance sheet or, in the case of indebtedness issued to a related party that issues a related instrument, the related instrument was not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating the instrument in a manner inconsistent with the issuer's characterization. These proposals were not enacted into law, and the Administration has not made any such proposals in its budget proposal for fiscal year 1999 released on February 2, 1998. See "-- Effect of Special Event Redemption or Distribution," "Description of the Preferred Securities -- Special Event Redemption or Distribution," "Description of the Junior Subordinated Notes -- Possible Tax Legislation," and "Certain Federal Income Tax Consequences -- Possible Tax Legislation."

     There can be no assurance that legislation affecting Household International's ability to deduct interest paid on the Junior Subordinated Notes or the characterization of the Junior Subordinated Notes for United States federal income tax purposes, including legislation similar to the proposal described above, will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Junior Subordinated Notes, those changes could give rise to a Tax Event, which could, in certain circumstances, require the dissolution of the Trust or permit Household International to redeem the Junior Subordinated Notes or advance the Stated Maturity of the Junior Subordinated Notes.

EFFECT OF SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Special Event, the Trust shall be dissolved, except in the limited circumstances described below, with the result that the Junior Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event that is a Tax Event, in certain circumstances Household International shall have the right to redeem the Junior Subordinated Notes, in whole or in part, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Notes are redeemed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Certain Federal Income Tax Consequences."

     Under current United States federal income tax law, a distribution of Junior Subordinated Notes upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon the occurrence of a Tax Event, however, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences -- Receipt of Junior Subordinated Notes Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Notes that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Notes and should carefully review all the information regarding the Junior Subordinated Notes contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Junior Subordinated Notes."

CONDITIONAL RIGHT TO ADVANCE MATURITY

     If a Tax Event occurs, then Household International will have the right, prior to the dissolution of the Trust, to advance the Stated Maturity of the Junior Subordinated Notes to the minimum extent required in order to allow for the payments of interest in respect of the Junior Subordinated Notes to continue to be tax deductible, but in no event shall the resulting maturity of the Junior Subordinated Notes be less than 15 years from the date of original issuance thereof. The Stated Maturity shall be advanced only if, in the opinion of counsel to Household International experienced in such matters, (a) after advancing the Stated Maturity, interest paid on the Junior Subordinated Notes will be deductible for United States federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Preferred Securities.

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Household International Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities -- Voting Rights."

TRADING PRICE OF PREFERRED SECURITIES -- TAX CONSEQUENCES UPON DISPOSITION

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Notes. A holder that uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Notes are deemed to have been issued with OID, as defined herein) and that disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Notes through the date of disposition in income as ordinary income, and to add such amount to such holder's adjusted tax basis in the pro rata share of the underlying Junior Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis so determined, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount", "-- Premium and Market Discount" and "-- Sale of Preferred Securities and Redemption of Junior Subordinated Notes."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "Household International" and elsewhere in this Prospectus or in the information incorporated by reference herein or therein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Household International to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                            HOUSEHOLD INTERNATIONAL

     Household International was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. In 1985 the Company initiated a restructuring program that has resulted in the disposition of its merchandising, transportation and manufacturing businesses. This has enabled the Company to focus its resources in the financial services industry. The Company's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

     Through subsidiaries, such as Household Finance Corporation ("HFC"), Household Bank, f.s.b., Household Automotive Finance Corporation, Household Retail Services, Inc., Household Bank (Nevada), National Association, Household Bank (S.B.), National Association, Household Financial Corporation Limited, and HFC Bank plc, the Company offers numerous consumer finance products, including home equity credit lines, revolving and closed-end unsecured personal loans, non-prime automobile loans, private label credit cards, and MasterCard* and VISA* credit cards. Also, in conjunction with its consumer finance business, and where applicable laws permit, the Company makes credit life, credit accident and health, and household contents insurance available to its customers. This insurance is generally directly written by or reinsured with one of its insurance subsidiaries.

     Household International is principally a holding company whose primary source of funds is cash received from its subsidiaries primarily in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to the Company from its savings and loan, banking and insurance subsidiaries may be restricted by federal and state laws and regulations. Dividend distributions from its foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any creditors or stockholders of Household International to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit the Company's ability to make payments to its creditors or to pay dividends on its preferred stock or common stock at current levels nor are there any restrictions which Household International reasonably believes are likely to limit materially such payments in the future.

                           HOUSEHOLD CAPITAL TRUST IV

     The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 25, 1998. The Trust's business is defined in a

---------------

*MasterCard and VISA are registered trademarks of MasterCard International Incorporated and
 VISA, USA, Inc., respectively.

Declaration of Trust, executed by Household International, as Sponsor (the "Sponsor") and the Household International Trustees (as defined herein). The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. Household International will acquire all of the Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Notes and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 55 years, but may terminate earlier as provided in the Declaration.

     The Trust's business and affairs will be conducted by the trustees (the "Household International Trustees") appointed by Household International, as holder of the Common Securities. The duties and obligations of the Household International Trustees shall be governed by the Declaration. Pursuant to the Declaration, the number of Household International Trustees will initially be three. Two of the Household International Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with Household International. The third trustee will be a financial institution which maintains a principal place of business in the State of Delaware which is unaffiliated with Household International that will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). Wilmington Trust Company will act as the Property Trustee until removed or replaced by the holder of the Common Securities. Wilmington Trust Company will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee." In certain circumstances, the holders of a majority of the Preferred Securities will be entitled to appoint one Regular Trustee (a "Special Regular Trustee"), who need not be an officer or employee of, or otherwise affiliated with, Household International. See "Description of the Preferred Securities -- Voting Rights."

     The Property Trustee will hold title to the Junior Subordinated Notes for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Junior Subordinated Notes. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Notes for the benefit of the holders of Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. Subject to the right of the holders of the Preferred Securities to appoint a Special Regular Trustee, Household International, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Household International Trustee and to increase the number of Household International Trustees, provided that the number of Household International Trustees shall be at least three, a majority of which shall be Regular Trustees. Household International will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Junior Subordinated Notes -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

     The Trust's registered office in the State of Delaware is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of the Trust shall be c/o Household International, 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone number (847) 564-6150).

                         SELECTED FINANCIAL INFORMATION

     The financial information which is set forth below as of and for the three years ended December 31, 1997 has been derived from the consolidated financial statements and notes thereto of Household International and subsidiaries which have been audited by Arthur Andersen LLP, independent certified public accountants. All consolidated financial information of Household International and subsidiaries presented below should be read in conjunction with the detailed financial statements included in documents on file with the Commission and listed under "Incorporation of Certain Documents by Reference" in this Prospectus. Certain prior period amounts have been reclassified to conform with the current period's presentation. All dollar amounts stated below are in millions.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                    1997        1996           1995
                                                    ----        ----           ----
STATEMENT OF INCOME DATA:
  Finance income..............................    $           $ 2,949.9      $ 2,878.8
  Other interest income.......................                     80.6          123.4
  Interest expense............................                  1,520.6        1,557.1
                                                  --------    ---------      ---------
     Net interest margin......................                  1,509.9        1,445.1
  Provision for credit losses on owned
     receivables..............................                    759.6          761.3
                                                  --------    ---------      ---------
  Net interest margin after provision for
     credit losses............................                    750.3          683.8
                                                  --------    ---------      ---------
  Securitization income.......................                  1,149.0          873.6
  Insurance revenues..........................                    253.4          322.1
  Investment income...........................                    153.2          470.2
  Fee income..................................                    240.3          196.4
  Other income................................                    232.4          279.9
                                                  --------    ---------      ---------
     Total other revenues.....................                  2,028.3        2,142.2
                                                  --------    ---------      ---------
  Salaries and fringe benefits................                    564.3          555.3
  Occupancy and equipment expense.............                    209.8          222.1
  Other marketing expenses....................                    354.4          249.7
  Other servicing and administrative
     expenses.................................                    455.0          460.9
  Amortization of acquired intangibles and
     goodwill.................................          --        143.7          109.8
  Policyholders' benefits.....................                    229.1          474.5
                                                  --------    ---------      ---------
     Total costs and expenses.................                  1,956.3        2,072.3
                                                  --------    ---------      ---------
  Income before income taxes..................                    822.3          753.7
  Income taxes................................                    283.7          300.5
                                                  --------    ---------      ---------
     Net income...............................    $           $   538.6      $   453.2
                                                  ========    =========      =========
PERIOD END BALANCE SHEET DATA:
  Total assets:
     Owned....................................    $     --    $29,594.5      $29,218.8
     Managed(1)...............................          --     48,120.9       44,103.4
  Deposits....................................                  2,365.1        4,708.8
  Total other debt............................                 21,230.1       17,887.3
  Company obligated mandatorily redeemable
     preferred securities of subsidiary
     trusts...................................                    175.0           75.0
  Preferred stock.............................                    205.0          205.0
  Common shareholders' equity.................                  2,941.2        2,690.9

-------------------------
(1) Managed assets include assets on our balance sheet and assets that we service for investors as part of our asset securitization program.

                   CAPITALIZATION OF HOUSEHOLD INTERNATIONAL

     The following table sets forth the consolidated capitalization of Household International at December 31, 1997, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Preferred Securities. See "Use of Proceeds." The table should be read in conjunction with Household International's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                               DECEMBER 31, 1997
                                                            ------------------------
                                                             ACTUAL        PRO FORMA
                                                             ------        ---------
                                                             (DOLLARS IN MILLIONS)
Deposits................................................    $              $
Commercial paper, bank and other borrowings.............
Senior and senior subordinated debt (with original
  maturities over one year).............................
                                                            ---------      --------
Total debt..............................................    $              $
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts(1)....................
Preferred stock.........................................
Common shareholders' equity.............................
                                                            ---------      --------
  Total capitalization..................................    $              $
                                                            =========      ========

-------------------------

(1) The sole assets of the two trusts are Junior Subordinated Deferrable Interest Notes issued by Household International in June 1996 and June 1995, bearing interest at 8.70 and 8.25 percent, respectively, with principal balances of $103.1 and $77.3 million, respectively, and due June 30, 2036 and June 30, 2025, respectively. Pro forma includes the Junior Subordinated Notes issued by Household International in connection with the issuance of the Preferred Securities offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for Household International and subsidiaries for the periods indicated below was as follows:

                                                        YEAR ENDED DECEMBER 31,
                                              --------------------------------------------
                                              1997    1996    1995    1994    1993    1992
                                              ----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges........            1.53    1.47    1.41    1.38    1.19

     For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest).

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated with Household International's financial statements, with the Preferred Securities shown as "Company obligated mandatorily redeemable preferred securities of subsidiary trusts."

                                USE OF PROCEEDS

     The proceeds of the sale of the Preferred Securities will be invested by the Trust in the Junior Subordinated Notes of Household International. Household International will use the net proceeds from the sale of such Junior Subordinated Notes for the reduction of indebtedness incurred in the normal and ordinary course of its business, and for other general corporate purposes.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

     The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by Household International. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Notes for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Household International on a subordinated basis as and to the extent described under "Description of the Preferred Securities Guarantee." The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to appoint a Special Regular Trustee, (ii) to direct the Property Trustee to enforce its rights under the Junior Subordinated Notes or (iii) if the failure of the Trust to pay distributions is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes, institute a proceeding directly against Household International for enforcement of payment to such holder of the principal or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Notes. See "Description of the Preferred Securities -- Voting Rights."

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at a rate per annum
of   % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will bear interest thereon at
the rate per annum of   % thereof. The term "distributions" as used herein
includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Preferred Securities will be cumulative, will accrue from March , 1998 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of record on the
applicable record date, commencing           , 1998 when, as and if available
for payment by the Property Trustee, except as otherwise described below. The
distribution on           , 1998 will include the period from           , 1998
to           , 1998.

     Household International has the right under the Indenture to defer payments of interest on the Junior Subordinated Notes by extending the interest payment period from time to time on the Junior Subordinated Notes (each, an "Extension Period") which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Junior Subordinated Notes) during any such extended interest payment period. In the event that

Household International exercises this right, then (a) Household International shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank pari passu with or junior to the Junior Subordinated Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Household International may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and provided further that no Extension Period may extend beyond the maturity of the Junior Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Household International may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Junior Subordinated Notes -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

     Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Junior Subordinated Notes. See "Description of the Junior Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by Household International to the extent set forth under "Description of the Preferred Securities Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Junior Subordinated Notes in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select record dates which shall be more than one Business Day, but less than 30 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than Saturday, Sunday or any day on which banking institutions in Chicago, Illinois, New York, New York, or the State of Delaware are authorized or required by law to close.

MANDATORY REDEMPTION

     The Junior Subordinated Notes will mature on December 31, 2037, and may be
redeemed, in whole or in part, at any time on or after March   , 2003, or at any
time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Junior Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Notes so repaid or redeemed at the Redemption Price; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Junior Subordinated Notes." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Notes, (ii) interest payable to the Trust on the Junior Subordinated Notes would not be deductible, in whole or in part, by Household International for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Junior Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Notes; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, Household International or the holders of the Trust Securities, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) Household International has received an opinion (a "Redemption Tax Opinion") from independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Household International would be precluded from deducting the interest on the Junior Subordinated Notes for United States federal income tax purposes even after the Junior Subordinated Notes were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, Household International shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to Household International or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the holders of the Trust Securities or Household International, the Trust will pursue such measure in lieu of redemption.

     If Junior Subordinated Notes are distributed to the holders of the Preferred Securities, Household International will use its best efforts to have the Junior Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

     After the date for any distribution of Junior Subordinated Notes upon dissolution of the Trust, (i) the Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and the Preferred Securities Guarantee not held by the depositary or its nominee will be deemed to represent Junior Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distribution on, such Preferred Securities, until such certificates are presented to Household International or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Notes that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Household International has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by Household International pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), Household International or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding-up or termination, Junior Subordinated Notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities.

     If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with respect to such distributions.

     Pursuant to the Declaration, the Trust shall terminate (i) on March   ,
2053, the expiration of the term of the Trust, (ii) upon the bankruptcy of Household International, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Household International (except for permitted mergers, consolidations or reorganizations of Household International), the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of Household International and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Junior Subordinated Notes following the occurrence of a Special Event, (v) upon the redemption of all of the Trust Securities or (vi) upon the entry of a decree of a judicial dissolution of Household International or the Trust.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of Common Securities. See "-- Voting Rights."

     If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, any holder of Preferred Securities may directly institute a legal proceeding against Household International to enforce the Property Trustee's rights under the Junior Subordinated Notes, without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Preferred Securities in such action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Junior Subordinated Notes, will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Notes to be immediately due and payable.

VOTING RIGHTS

     Except as provided below, under the Trust Act, the Trust Indenture Act and "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     If (i) the Trust fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods, or (ii) a Declaration Event of Default occurs and is continuing (each, an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for six consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holder of Preferred Securities (other than Household International or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Regular Trustee. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees shall convene a meeting of the holders of Preferred Securities for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Regular Trustee so appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events cease to be continuing. Notwithstanding the appointment of any Special Regular Trustee, Household International shall retain all rights under the Indenture, including the right to declare an Extension Period as provided under "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period." If such an Extension Period occurs, there will be no Indenture Event of Default, and therefore no Declaration Event of Default, for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

     The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Notes, to (i) direct the time, method or place of conducting any proceeding for any remedy available to the Debt Trustee or exercise any trust or power conferred on the Debt Trustee with respect to the Junior Subordinated

Notes, (ii) waive any past Indenture Event of Default which is waivable under the Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all Junior Subordinated Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Notes where such consent shall be required; provided that where a consent or action under the Indenture would require the consent or action of the holders of more than a majority in principal amount of the Junior Subordinated Notes (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee (as defined herein) with respect to the Junior Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any action described in clauses (i), (ii),
(iii) or (iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     In the event the consent of the Property Trustee, as the holder of the Junior Subordinated Notes, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Junior Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     A waiver of an Indenture Event of Default by the Property Trustee at the direction of the holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Notes in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by Household International or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with Household International, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Except in the limited circumstances described above in connection with the appointment of a Special Regular Trustee, holders of the Preferred Securities will have no rights to appoint or remove the Household International Trustees, who may be appointed, removed or replaced solely by Household International, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby, provided that (a) any modification of the right of holders of Preferred Securities to appoint a Special Regular Trustee or (b) a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity dates of the Preferred Securities, shall not be permitted without the consent of each holder of Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would materially adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Household International expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Household International has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) Household International guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust. In addition, so long as any Preferred Securities are outstanding and are not held entirely by Household International, the Trust may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under "-- Special Event Redemption or Distribution."

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial

Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will use a lottery to select certain of the Preferred Securities to be redeemed in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in listing attached to the Omnibus Proxy). Household International and the Trust believe the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or Household International, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with consent of Household International) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system have been obtained from sources that Household International and the Trust believe to be reliable, but Household International and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default. The Property Trustee also serves as trustee under the Preferred Securities Guarantee.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or Household International may require) in respect of any tax or other government charges which may be imposed in relation to it The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. Household International is authorized and directed to conduct its affairs so that the Junior Subordinated Notes will be treated as indebtedness of Household International for United States federal income tax purposes. In this connection, the Regular Trustees and Household International are authorized to take any action, not inconsistent with applicable law, the Declaration or the amended and restated certificate of incorporation of Household International, that each of the Regular Trustees and Household International determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by Household International for the benefit of the holders from time to time of Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee") including for purposes of the Trust Indenture Act. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of holders of the Preferred Securities.

GENERAL

     Pursuant to the Preferred Securities Guarantee, Household International will irrevocably agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions on the Preferred Securities where Household International has made a payment of principal, premium or interest on the Junior Subordinated Notes held by the Property Trustee, (ii) the Redemption Price, including all accrued and unpaid dividends to the date of the redemption, to the extent the Trust has funds available therefor with respect to the Preferred Securities called for redemption by the Trust and (iii) upon a liquidation of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. Household International's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Household International to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     If Household International does not make interest payments on the Junior Subordinated Notes held by the Property Trustee, the Trust will not make distributions on the Preferred Securities. The Preferred Securities Guarantee will guarantee, on a subordinated basis, the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. The Preferred Securities Guarantee, when taken together with Household International's obligations under the Junior Subordinated Notes, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by Household International of amounts due on the Preferred Securities.

CERTAIN COVENANTS OF HOUSEHOLD INTERNATIONAL

     In the Preferred Securities Guarantee, Household International will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute an event of default under the Preferred Securities Guarantee or the Declaration, then (a) Household International will not declare or pay any dividends on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank pari passu with or junior to such Junior Subordinated Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Household International and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Junior Subordinated Notes to the holders of Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. See "Description of the Junior Subordinated Notes -- Events of Default" for a description of the events of default and enforcement rights of the holders of Junior Subordinated Notes. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or Household International, or their respective successors, any sums paid to them under the Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of Household International to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. Any holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce such holder's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Preferred Securities in such action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     Household International's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Household International and will rank (i) subordinate and junior in right of payment to all other liabilities of Household International, including the Junior Subordinated Notes, except those made pari passu or subordinate by their terms, and (ii) pari passu with the most senior preferred stock now or hereafter issued by Household International and with any guarantee now or hereafter entered into by Household International in respect of any preferred security of any affiliate of Household International. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee. In addition, because Household International is a holding company, its obligations under the Preferred Securities Guarantee are effectively subordinated to all existing and future liabilities of its subsidiaries.

     The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Property Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Property Trustee has the right to enforce the

Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Preferred Guarantee Trustee also serves as Property Trustee.

GOVERNING LAW

     The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of Illinois.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Base Indenture"), dated as of May 15, 1995, between Household International and The First National Bank of Chicago, as trustee (the "Debt Trustee"), as supplemented
by a Third Supplemental Indenture, dated as of March   , 1998 (the Base
Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Notes may be distributed to the holders of Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Junior Subordinated Notes are distributed to the holders of the Trust Securities, Household International will use its best efforts to have the Junior Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Indenture. The Junior Subordinated Notes
will be limited in aggregate principal amount to approximately $            ,
such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by Household International in exchange for the Common Securities (the "Payment").

     The Junior Subordinated Notes are not subject to a sinking fund provision. The Junior Subordinated Notes will mature on December 31, 2037 (such date, as it may be advanced as hereinafter described, the "Stated Maturity"). If a Tax Event occurs, then Household International will have the right prior to the termination of the Trust, to advance the Stated Maturity of the Junior Subordinated Notes to the minimum extent required in order to allow for the payments of interest in respect of the Junior Subordinated Notes to continue to be tax deductible, but in no event shall the resulting maturity of the Junior Subordinated Notes be less than 15 years from the date of original issuance thereof. The Stated Maturity shall be advanced only if, in the opinion of counsel to Household International experienced in such matters, (a) after advancing the Stated

Maturity, interest paid on the Junior Subordinated Notes will be deductible for United States federal income tax purposes and (b) advancing the Stated Maturity will not result in a taxable event to holders of the Preferred Securities.

     If Household International elects to advance the Stated Maturity of the Junior Subordinated Notes, it will give notice to the Debt Trustee, and the Debt Trustee will give notice of such change to the holders of the Junior Subordinated Notes not less than 30 and not more than 60 days prior to the effectiveness thereof.

     If Junior Subordinated Notes are distributed to holders of the Preferred Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Notes will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Junior Subordinated Notes may be issued in certificated form in exchange for a Global Security. See "-- Book-Entry and Settlement." In the event Junior Subordinated Notes are issued in certificated form, the Junior Subordinated Notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Notes issued as Global Securities will be made to the depositary for the Junior Subordinated Notes. In the event Junior Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Notes will be registrable and Junior Subordinated Notes will be exchangeable for Junior Subordinated Notes of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of Household International by check mailed to the address of the persons entitled thereto.

     The Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Household International.

SUBORDINATION

     The Indenture provides that the Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness of Household International. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of Household International to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of Junior Subordinated Notes are entitled to receive or retain any payment. The rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

     The term "Senior Indebtedness" means, with respect to Household International, (i) any payment in respect of (a) indebtedness of such obligor for money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by Household International which, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of Household International under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which Household International is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Household International (whether or not such obligation is assumed by Household International), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among Household International or its affiliates including all other debt securities and guarantees in respect of these debt securities, issued to (a) any other trust or a trustee of such trust and (b) any other partnership or other entity affiliated with Household International that is a financing vehicle of Household International or its subsidiaries in connection with the issuance by such financing vehicle of preferred securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by Household International. As of December 31, 1997, Senior
Indebtedness of Household International aggregated approximately $     billion.
In addition, because Household International is a holding company, its obligations under the Junior Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At December 31,
1997, such subsidiaries had total liabilities of approximately $     billion.

CERTAIN COVENANTS

     If (i) there shall have occurred any event that would constitute an Event of Default under the Indenture, (ii) Household International shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee, or (iii) Household International shall have given notice of its election of an Extension Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) Household International shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, other than (x) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (y) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (z) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank pari passu with or junior to the Junior Subordinated Notes.

     For so long as the Trust Securities remain outstanding, Household International will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of Household International under the Indenture may succeed to Household International's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     Household International shall have the right to redeem the Junior Subordinated Notes, in whole or in part, from time to time, on or after March
  , 2003, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Notes would result in the delisting of the Preferred Securities, Household International may only redeem the Junior Subordinated Notes in whole.

POSSIBLE TAX LEGISLATION

     In a previous budget proposal released on February 6, 1997, the Clinton Administration proposed certain tax law changes that, if enacted, would have treated a corporate issuer that filed annual financial statements with the SEC as having characterized an instrument such as the Junior Subordinated Notes as equity for purposes of Section 385(c) of the Code, if the instrument had a maximum term exceeding 15 years and was not shown as indebtedness on the issuer's balance sheet or, in the case of indebtedness issued to a related party that issues a related instrument, the related instrument was not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating such instrument in a manner inconsistent with the issuer's characterization. These proposals were not enacted into law, and the Administration has not made any such proposals in its budget proposal for fiscal year 1999, released on February 2, 1998.

     There can be no assurance that legislation affecting Household International's ability to deduct interest paid on the Junior Subordinated Notes or the characterization of the Junior Subordinated Notes for United States federal income tax purposes, including legislation similar to the proposal described above, will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Junior Subordinated Notes, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit Household International to redeem the Junior Subordinated Notes. See "Risk Factors -- Possible Changes to United States Tax Laws; Possible Tax Event," "Risk Factors -- Effect of Special Event Redemption or Distribution," "Description of the Preferred Securities -- Special Event Redemption or Distribution," and "Certain Federal Income Consequences -- Possible Tax Legislation."

INTEREST

     Each Junior Subordinated Note shall bear interest at the rate of      % per
annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest
Payment Date"), commencing        , 1998, to the person in whose name such
Junior Subordinated Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Notes shall not continue to remain in book-entry only form, Household International shall have the right to select such record dates which shall be not less than fifteen days prior to each Interest Payment Date.

     The amount of interest payable for any period will be computed (i) for any full 90-day quarterly interest payment period, on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full 90-day quarterly interest payment period for which interest payments are computed, on the basis of a 30-day month, and for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Household International shall have the right at any time, and from time to time, during the term of the Junior Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, provided, that no Extension Period may extend beyond the maturity of the Junior Subordinated Notes, at the end of which Extension Period, Household International shall pay all interest then accrued and unpaid (including any Additional Interest) (together with interest thereon at the rate specified for the Junior Subordinated Notes to the extent permitted by applicable law); provided further that, during any such Extension Period, (a) Household International shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of Household International in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of Household International's capital stock for any other class or series of Household International's capital stock, or (iii) the purchase of fractional interests in shares of Household International's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) Household International shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Household International which rank pari passu with or junior to the Junior Subordinated Notes. The foregoing, however, will not apply to any stock dividends paid by Household International where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Household International may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and no Extension Period may extend beyond the maturity of the Junior Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, Household International may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. Household International has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Junior Subordinated Notes. If the Property Trustee shall be the sole holder of the Junior Subordinated Notes, Household International shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of
(i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of Household International's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Junior Subordinated Notes, Household International shall give the holders of the Junior Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date Household International is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Junior Subordinated Notes of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Household International will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental changes been imposed.

INDENTURE EVENTS OF DEFAULT

     If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Junior Subordinated Notes, will have the right to declare the principal of and the interest on the Junior Subordinated Notes (including Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Notes.

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes:

          (a) failure for 60 days to pay interest on the Junior Subordinated Notes, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by Household International shall not constitute a default in the payment of interest for this purpose; or

          (b) failure to pay principal or premium, if any, on the Junior Subordinated Notes when due whether at maturity or upon earlier redemption;

          (c) failure to observe or perform any other covenant (other than those specifically relating to another series of junior subordinated notes) contained in the Indenture for 90 days after written notice to Household International from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes; or

          (d) certain events of bankruptcy, insolvency, or reorganization of Household International; or

          (e) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Preferred Securities in liquidation of the Trust and in connection with certain mergers, consolidations or amalgamation permitted by the Declaration.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Notes affected thereby may, on behalf of the holders of all the Junior Subordinated Notes, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenant of Household International not to declare or pay dividends on, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Junior Subordinated Notes. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."

     Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable, Household International acknowledges that, in such event, a holder of Preferred Securities may institute a direct action for payment on or after the respective due date specified in the Junior Subordinated Notes. Household International may not amend the Indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of Preferred Securities of the Trust. Notwithstanding any payment made to such holder of Preferred Securities by Household International in connection with such a direct action, Household International shall remain obligated to pay the principal of or interest on the Junior Subordinated Notes held by the Trust or Property Trustee, and Household International shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by Household International to such holder in any such direct action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Preferred Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Junior

Subordinated Notes will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Notes in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Notes in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     If Junior Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Junior Subordinated Notes. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Household International may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

     None of Household International, the Trust, the Debt Trustee, any paying agent and any other agent of Household International or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Junior Subordinated Notes registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies Household International that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (ii) Household International in its sole discretion determines that such Global Security shall be so exchangeable or (iii) there shall have occurred an Event of Default with respect to the Junior Subordinated Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Notes registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

     In the event the Junior Subordinated Notes are not represented by one or more Global Securities, certificates evidencing Junior Subordinated Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Note Registrar or at the office of any transfer agent designated by Household International for such purpose with respect to the Junior Subordinated Notes, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Note Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Household International has appointed the Debt Trustee as Note Registrar with respect to the Junior Subordinated Notes. Household International may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Household International will be required to maintain a transfer agent at the place of payment. Household International may at any time designate additional transfer agents with respect to the Junior Subordinated Notes.

     In the event of any redemption in part, Household International shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the Junior Subordinated Notes and (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Notes being redeemed in part.

PAYMENT AND PAYING AGENTS

     Payment of principal of and premium (if any) on the Junior Subordinated Notes will be made only against surrender to the Paying Agent of the Junior Subordinated Notes. Principal of and any premium and interest, if any, on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Household International may designate from time to time, except that at the option of Household International payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any Interest Payment Date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

     The Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. Household International may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that Household International will be required to maintain a Paying Agent at the place of payment.

     All moneys paid by Household International to a Paying Agent for the payment of the principal of or premium or interest, if any, on the Junior Subordinated Notes which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to Household International and the holder of such Junior Subordinated Notes will thereafter look only to Household International for payment thereof.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting Household International and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Notes, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of the Junior Subordinated Notes; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) extend the fixed maturity of the Junior Subordinated Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of Junior Subordinated Notes so affected or (ii) reduce the percentage of Junior Subordinated Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Junior Subordinated Note then outstanding and affected thereby.

     In addition, Household International and the Debt Trustee may execute, without the consent of holders of the Junior Subordinated Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

     The Indenture provides that Household International will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Junior Subordinated Notes issued thereunder and the performance of every other covenant of the Indenture on the part of Household International and (b) immediately thereafter no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Household International under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Junior Subordinated Notes.

DEFEASANCE AND DISCHARGE

     Under the terms of the Indenture, Household International will be discharged from any and all obligations in respect of the Junior Subordinated Notes (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Notes, replace stolen, lost or mutilated Junior Subordinated Notes, maintain paying agencies and hold moneys for payment in trust) if Household International deposits with the Debt Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Notes on the dates such payments are due in accordance with the terms of the Junior Subordinated Notes.

     For federal income tax purposes, any such defeasance of the Junior Subordinated Notes will be treated as a taxable exchange of the Junior Subordinated Notes for an issue of obligations of the trust or a direct interest in the cash or government securities held in the trust. In that case, holders of the Preferred Securities would recognize gain or loss as if the trust obligations or the cash or government obligations deposited, as the case may be, had actually been received by them in exchange for their Preferred Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Holders of the Preferred Securities should consult their own tax advisors as to the specific consequences of defeasance.

GOVERNING LAW

     The Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of Illinois.

INFORMATION CONCERNING THE DEBT TRUSTEE

     The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     Household International and certain of its affiliates maintain a deposit account and a banking relationship with the Debt Trustee. The Debt Trustee serves as trustee under other indentures pursuant to which debt securities of an affiliate of Household International are outstanding.

MISCELLANEOUS

     Household International will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Household International; provided, that, in the event of any such assignment, Household International will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

     The Indenture will also provide that Household International will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Notes, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Household International Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

           EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED NOTES
                     AND THE PREFERRED SECURITIES GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue Trust Securities and invest the proceeds thereof in the Junior Subordinated Notes.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Household International shall pay for all costs and expenses of the Trust; and (iv) the Declaration provides that the Household International Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Household International as and to the extent set forth under "Description of the Preferred Securities Guarantee." If Household International does not make interest payments on the Junior Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a guarantee on a subordinated basis from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     If Household International fails to make interest or other payments on the Junior Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights," may (i) appoint a Special Regular Trustee and (ii) direct the Property Trustee to enforce its rights under the Junior Subordinated Notes, including proceeding directly against Household International to enforce the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Household International to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute an action for payment on or after the respective due date specified in the Junior Subordinated Notes. In connection with such action, Household International will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Household International to such holder of Preferred Securities in such

Action. Household International, under the Preferred Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities.

     If Household International fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Household International to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

     The Preferred Securities Guarantee, when taken together with Household International's obligations under the Junior Subordinated Notes, the Indenture and the Declaration, including its obligations under the Indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Description of the Preferred Securities Guarantee -- General."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust described in Section 7701(a)(30) of the Code (a "Holder"). Except as set forth below, this summary does not address the United States federal income tax consequences to persons other than Holders.

     This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a Holder.

CLASSIFICATION OF HOUSEHOLD CAPITAL TRUST IV

     Sidley & Austin, special counsel to Household International and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), Household Capital Trust IV will be classified as a "grantor trust" for federal income tax purposes and will not be classified as an association taxable as a corporation or a partnership. Each Holder will be treated as owning an undivided beneficial interest in the Junior Subordinated Notes. Accordingly, each Holder will be required to include in its gross income any interest or accrued original issue discount ("OID") with respect to its allocable share of Junior Subordinated Notes. Investors should be aware that the opinion of Sidley & Austin does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Unless the Junior Subordinated Notes are issued with OID, stated interest on the Junior Subordinated Notes will be taxable to a Holder as ordinary income at the time such interest is paid (if the Holder uses the cash method of accounting for tax purposes) or accrued (if the Holder uses the accrual method of accounting for tax purposes). Under regulations of the U.S. Treasury Department, the Junior Subordinated Notes will not be considered issued with OID if the likelihood of Household International exercising its right to defer interest (as described under "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period") is considered a "remote" contingency at the time the Junior Subordinated Notes are issued. Household International believes that such likelihood is remote, because exercise of its right to defer interest would prevent Household International from declaring dividends on its capital stock. Accordingly, Household International intends to take the position that the Junior Subordinated Notes will not be issued with OID. However, the definition of the term "remote" in the regulations has not yet been addressed in any rulings or other interpretations by the Service, and it is possible that the Service would assert that the Junior Subordinated Notes were issued with OID. A determination that the Junior Subordinated Notes were issued with OID would not result in substantially different United States federal income tax consequences to accrual method taxpayers or to cash-method taxpayers whose taxable year is the calendar year. Holders not described in the preceding sentence, if any, would recognize acceleration of up to three months' accrued interest.

     If, notwithstanding Household International's current belief, it does exercise its right to defer interest payments, the Junior Subordinated Notes would be treated as if they were retired and then reissued with OID at such time. In such case, the amount of OID would generally be equal to the interest payable thereafter.

     If the Junior Subordinated Notes are treated as having been issued or reissued with OID (either because Household International exercises its right to defer interest payments or because the likelihood of exercise of such right is not considered a remote contingency at the time of issuance), Holders would include that interest in income on an accrual basis, regardless of their method of tax accounting. The amount of OID that accrued in any quarter would approximately equal the amount of interest that accrued on the Junior Subordinated Notes in that quarter at the stated interest rate. If interest payments were received later than the taxable year in which the interest accrued, OID treatment would have the effect of accelerating the reporting of income for Holders who otherwise use a cash method of tax reporting.

     Corporate Holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any interest earned with respect to the Preferred Securities.

PREMIUM AND MARKET DISCOUNT

     To the extent a Holder acquires its Preferred Securities at a price that is greater or less than the principal payable at maturity (or, if the Junior Subordinated Notes are treated as having been issued or reissued with OID, the adjusted issue price) of such Holder's share of Junior Subordinated Notes (which generally should approximate par plus any OID accrued with respect to unpaid interest), the Holder will be deemed to have acquired its interest in the Preferred Securities with premium or with market discount, as the case may be. A Holder acquiring Preferred Securities at a premium may elect to reduce the amount of interest payments (and will reduce the amount of OID, if any) required to be included in income to reflect amortization of the premium over the remaining term. A Holder acquiring Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

     A Holder acquiring Preferred Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Junior Subordinated Notes or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue ratably, or, at the election of the Holder, under a constant yield method over the remaining term of the Junior Subordinated Notes. A Holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities acquired with market discount. In lieu of the foregoing, a Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply.

RECEIPT OF JUNIOR SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Junior Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution would be treated as a non-taxable event to each Holder, and each Holder would receive an aggregate tax basis in the Junior Subordinated Notes equal to such Holder's aggregate tax basis in it Preferred Securities. A Holder's holding period in the Junior Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

SALE OF PREFERRED SECURITIES AND REDEMPTION OF JUNIOR SUBORDINATED NOTES

     A Holder that sells Preferred Securities, or whose Preferred Securities or Junior Subordinated Notes (which shall have been distributed to Holders upon liquidation of the Trust) are redeemed, will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities or Junior Subordinated Notes and the amount realized on the sale or redemption. A Holder's adjusted tax basis in the Preferred Securities or Junior Subordinated Notes generally will be its initial purchase price increased by OID, if any, previously includible in such Holder's gross income to the date of disposition (and the accrual of market discount, if any) and decreased by payments (other than payments of interest not reflected in OID) received on the Preferred Securities and/or Junior Subordinated Notes and by any premium that the Holder has taken into account. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss.

     The Preferred Securities may trade at prices that do not accurately reflect the value of accrued by unpaid interest with respect to the underlying Junior Subordinated Notes. A Holder that uses the accrual method of accounting for tax purposes (and a cash method Holder if the Junior Subordinated Notes are deemed to have been issued with OID) and that disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Notes through the date of disposition in income as ordinary income, and to add such amount to such Holder's adjusted tax basis in the pro rata share of the underlying Junior Subordinated Notes deemed disposed of. To the extent that the selling price is less than the Holder's adjusted tax basis (so determined) a Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

POSSIBLE TAX LEGISLATION

     In a previous budget proposal released on February 6, 1997, the Clinton Administration proposed certain tax law changes that, if enacted, would have treated a corporate issuer that filed annual financial statements with the SEC as having characterized an instrument such as the Junior Subordinated Notes as equity for purposes of Section 385(c) of the Code, if the instrument had a maximum term exceeding 15 years and was not shown as indebtedness on the issuer's balance sheet or, in the case of indebtedness issued to a related party that issues a related instrument, the related instrument was not reflected as indebtedness on the applicable consolidated balance sheet. Under Section 385(c), the characterization by the issuer of an instrument as equity is binding on the issuer and all holders of the instrument unless a holder discloses on his tax return that he is treating such instrument in a manner inconsistent with the issuer's characterization. These proposals were not enacted into law, and the Administration has not made any such proposals in its budget proposal for fiscal year 1999, released on February 2, 1998.

     There can be no assurance that legislation affecting Household International's ability to deduct interest paid on the Junior Subordinated Debentures or the characterization of the Junior Subordinated Notes for United States federal income tax purposes, including legislation similar to the proposal described above, will not be enacted in the future or that any such legislation would not be effective retroactively. If tax law changes are enacted and apply retroactively to the Junior Subordinated Notes, such changes could give rise to a Tax Event, which would, in certain circumstances, require the dissolution of the Trust or permit Household International to redeem the Junior Subordinated Notes. See "Risk Factors -- Possible Changes to United

States Tax Laws; Possible Tax Event," "Risk Factors -- Effect of Special Event Redemption or Distribution," "Description of the Preferred Securities -- Special Event Redemption or Distribution," and "Description of the Junior Subordinated Notes -- Possible Tax Legislation."

FOREIGN INVESTORS

     Subject to the discussion of backup withholding below, interest (including
OID) with respect to the Preferred Securities paid to a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust (collectively, "United States Alien Holder") will be exempt from U.S. withholding tax, provided that the United States Alien Holder complies with applicable certification requirements (and does not actually or constructively own ten percent or more of the total combined voting power of all classes of stock of Household International and is not a controlled foreign corporation related to Household International or its affiliates).

     On October 14, 1997, the Service published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of United States Alien Holders. The 1997 Final Regulations are effective for payments after December 31, 1998, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. In general, the 1997 Final Regulations provide certification requirements designed to simplify compliance by those responsible for withholding on payments to United States Alien Holders. Among other provisions, the 1997 Final Regulations provide, in the case of an entity classified as a foreign partnership under United States tax principles, that the partners, rather than the partnership, generally will be required to provide the required certification to qualify for an exemption from withholding.

INFORMATION REPORTING TO HOLDERS

     Subject to the qualifications discussed below, income on the Preferred Securities will be reported to Holders on Form 1099, which forms should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

     The Trust will be obligated to report annually to Cede & Co., as Holder of record of the Preferred Securities, the interest (and OID, if any) with respect to the Preferred Securities that accrued during that year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record Holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial Holders, they currently expect to report to such beneficial Holders on Forms 1099 by January 31 following each calendar year. Under current law, Holders of Preferred Securities who hold as nominees for beneficial Holders will not have any obligation to report information regarding the beneficial Holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial Holders who are not also record Holders. Thus, beneficial Holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee Holders rather than the Trust.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Holder or the United States Alien Holder complies with certain identification or certification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, if any, provided the required information is provided to the Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

     Before authorizing an investment in the Preferred Securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to ERISA ("Plans") should consider, among other matters, (a) ERISA's fiduciary standards (including its prudence and diversification requirements), (b) whether such fiduciaries have authority to make such investment in the Preferred Securities under the applicable Plan investment policies and governing instruments, and (c) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (collectively, "Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Such administrative exemptions include prohibited transaction class exemption ("PTCE"). PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transaction involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     The Department of Labor has issued a regulation (29 C.F.R. section 2510.3-101) (the "Plan Assets Regulation") concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be assets of the investing Plan unless certain exceptions apply.

     Pursuant to an exception contained in the Plan Assets Regulations, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if the equity interests acquired by employee benefit plans are "publicly-offered securities" -- that is, they are (1) widely held (i.e., owned by more than 100 investors independent of the issuer and of each other), (2) freely transferable and (3) sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act. It is expected that the Preferred Securities will meet the criteria of "publicly-offered securities" above. The Underwriters expect that the Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering; there are no restrictions imposed on the transfer of the Preferred Securities and the Preferred Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

     Although it is expected that the assets of the Trust should not be deemed to be "plan assets" of an investing Plan, if Household International or the Trust is a Party in Interest with respect to the Plan, in the absence of an applicable exemption, the Plan's purchase of the Preferred Securities from the Company would likely constitute a prohibited transaction under Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code. In addition, in the absence of an applicable exemption, certain other transactions coincident to the Preferred Securities may involve a prohibited transaction, such as a distribution of the Junior Subordinated Notes from the Trust to a Plan investor.

     Any plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel to confirm that such investment will not result in a prohibited transaction that is not subject to an exemption and will satisfy any other applicable requirements of ERISA and the Code. Each purchaser using assets of a Plan to acquire Preferred Securities will be deemed to have represented that its purchase and holding of such Preferred Securities will not result in a non-exempt prohibited transaction under ERISA or the Code or will be covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

     Governmental Plans and certain church plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental and church plans, in consultation with their advisers, should consider the impact of their respective state laws on investments in the Preferred Securities and the considerations discussed above to the extent applicable.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement
dated           , 1998 ( the "Underwriting Agreement") among Household
International, the Trust, and each of the underwriters named therein (the "Underwriters"), the Trust has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, severally but not jointly, the respective number of the Preferred Securities set forth opposite their names below:

                                                                     NUMBER OF
                        UNDERWRITER                             PREFERRED SECURITIES
                        -----------                             --------------------
Morgan Stanley & Co. Incorporated...........................

                                                                     ---------
          Total.............................................
                                                                     =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Preferred Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the Preferred Securities if any are taken.

     The initial purchase price for the Preferred Securities will be the initial offering price set forth on the cover page of this Prospectus (the "Preferred Securities Offering Price"). The Underwriters propose to offer the Preferred Securities at the Preferred Securities Offering Price, and all or part to certain dealers at a price that represents a concession not in excess of $
per Preferred Security. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per Preferred Security to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters named on the cover page hereof.

     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Notes issued by Household International, the Underwriting Agreement provides that Household International will pay as compensation for the Underwriters arranging the
investment therein of such proceeds an amount of $     per Preferred Security
(or $     in the aggregate) for the accounts of the Underwriters, provided that
such compensation will be $       per Preferred Security sold to certain
institutions. Therefore, to the extent of such sales, the aggregate amount of compensation will be less than that specified in the preceding sentence.

     Prior to this offering, there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Underwriters have advised Household International that they intend to make a market in the Preferred Securities prior to commencement of trading on the New York Stock Exchange, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.

     In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

     Household International and the Trust have agreed that, during a period of thirty days from the date of this Prospectus, neither will offer, sell, contract to sell or otherwise dispose of any securities of Household

International or the Trust that are substantially similar to the Preferred Securities, or that are convertible into or exchangeable for, or otherwise represent a right to acquire, any such securities, except in the offering or with the prior written consent of the Underwriters.

     Household International and the Trust have agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended and to contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Specifically, the Underwriters may overallot by selling more Preferred Securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the Underwriters may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither Household International nor any Underwriter makes any representation or prediction as to the direction or magnitude of any offer that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at anytime without notice.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or financial services to Household International and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust and Household International by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust and Household International. The validity of the Junior Subordinated Notes, the Preferred Securities Guarantee and certain matters relating thereto will be passed upon on behalf of Household International by John W. Blenke, Vice President -- Corporate Law and Assistant Secretary of Household International. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois. Certain United States federal income taxation matters will be passed upon for Household International and the Trust by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The financial statements and schedules of Household International and its subsidiaries incorporated by reference in this Prospectus, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  DEFINITIONS

                            TERM                               PAGE(S)
                            ----                               -------
Additional Interest.........................................         33
Appointment Event...........................................         21
Base Indenture..............................................         29
Beneficial Owner............................................         24
Business Day................................................         17
Change in 1940 Act Law......................................         18
Code........................................................     10, 39
Commission..................................................          4
Common Securities...........................................          1
Company.....................................................          1
DTC.........................................................         24
Debt Trustee................................................         29
Declaration.................................................         13
Declaration Event of Default................................         20
Direct Participants.........................................         24
Dissolution Tax Opinion.....................................         18
distributions...............................................      2, 18
Event of Default............................................         33
Exchange Act................................................          4
Extension Period............................................      2, 16
Global Security.............................................         35
Guarantee Payments..........................................         26
Holder......................................................         39
HFC.........................................................         12
Household International.....................................          1
Household International Trustees............................         13
Indenture...................................................         29
Indenture Event of Default..................................         20
Indirect Participants.......................................         24
Interest Payment Date.......................................         32
Investment Company Event....................................         18
Junior Subordinated Notes...................................          2
Liquidation Distribution....................................         20
MasterCard..................................................         12
New York Stock Exchange.....................................          1
1940 Act....................................................         18
1997 Final Regulations......................................         42
No Recognition Opinion......................................         18
OID.........................................................         39
Participants................................................         24
Parties in Interest.........................................         43
Payment.....................................................         29
Plans.......................................................         43
Plan Assets Regulation......................................         43
Preferred Guarantee Trustee.................................     13, 26
Preferred Securities........................................          1
Preferred Securities Guarantee..............................          2
Preferred Securities Offering Price.........................         45
Property Account............................................         13
Property Trustee............................................         13

                            TERM                               PAGE(S)
                            ----                               -------
Redemption Price............................................          2
Redemption Tax Opinion......................................         18
Registration Statement......................................          4
Regular Trustees............................................         13
Representatives.............................................         45
Senior Indebtedness.........................................         30
Service.....................................................         39
Special Event...............................................         18
Special Regular Trustee.....................................         13
Sponsor.....................................................         13
Stated Maturity.............................................      2, 29
Successor Securities........................................         23
Super-Majority..............................................         22
Tax Event...................................................         18
Trust.......................................................          1
Trust Act...................................................         13
Trust Indenture Act.........................................         13
Trust Securities............................................          1
Underwriters................................................         45
Underwriters' Compensation..................................      1, 45
Underwriting Agreement......................................         45
United States Alien Holder..................................         42
VISA........................................................         12

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated Expenses:

Printing and Engraving......................................    $ 30,000
Fees of Trustees/Transfer Agents/Registrars.................      20,000
Accountants' Fees...........................................      20,000
Blue Sky Qualifications Fees................................      15,000
SEC Filing Fee*.............................................         295
Rating Service Fees.........................................      23,000
Stock Exchange Listing Fees.................................      62,450
Legal Fees and Expenses.....................................      25,000
Miscellaneous...............................................       4,255
                                                                --------
     Total..................................................    $200,000
                                                                ========

-------------------------
     *Actual

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Household International, Inc. (the "Company"), contains a provision which eliminates directors' personal liability as set forth above.

     The General corporation of Law of Delaware (Section 145) gives Delaware corporation broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

     The Company's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent as expressly authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

     The Company has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

     The Declaration provides that no Household International Trustee, affiliate of any Household International Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Household International Trustee, or any employee or agent of such Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to such Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omission. The Declaration of Trust also provides that to the fullest extent permitted by applicable law, Household International shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions. The Declaration of Trust further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Household International prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Household International of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

     Pursuant to agreements which the Company and the Trust may enter into with underwriters or agents (forms of which are or will be filed as exhibit to this Registration Statement) officers and directors of the Company and the Trustees of the Trust may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus or Prospectus Supplement which has been furnished to the Company by such underwriters or agents.

ITEM 16. EXHIBITS.

          1     +    Form of Underwriting Agreement for Preferred Securities.
          4.1        Indenture between Household International, Inc. and The
                     First National Bank of Chicago, as Trustee dated as of May
                     15, 1995 (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (Nos. 333-03337 and
                     333-03337-01).
          4.2   +    Form of Supplemental Indenture between Household
                     International, Inc. and The First National Bank of Chicago,
                     as Trustee.
          4.3        Declaration of Trust of Household Capital Trust IV.
          4.4   +    Form of Amended and Restated Declaration of Trust.
          4.5   +    Form of Preferred Security (included in Exhibit 4.4 above).
          4.6   +    Form of Junior Subordinated Notes (included in Exhibit 4.2 above).
          4.7   +    Form of Guarantee with respect to Preferred Securities.
          4.8        Certificate of Trust.
          5.1   +    Opinion and Consent of Mr. John W. Blenke, Vice
                     President--Corporate Law and Assistant Secretary of
                     Household International, Inc.
          5.2   +    Opinion and Consent of Richards, Layton & Finger, P.A..
          8     +    Tax opinion of Sidley & Austin.
         12     +    Statement on the Computation of Ratio of Earnings to Fixed
                     Charges and to Combined Fixed Charges and Preferred Stock
                     Dividends (incorporated herein by reference from Exhibit 12
                     to the Current Report on Form 8-K, dated March   , 1998 of
                     Household International, Inc. (File No. 1-8198)).
         23.1        Consent of Arthur Andersen LLP, Certified Public
                     Accountants.
         23.2   +    Consent of Mr. John W. Blenke, Vice President--Corporate Law
                     and Assistant Secretary of Household International, Inc. is
                     contained in his opinion (Exhibit 5.1).
         23.3   +    Consent of Sidley & Austin is contained in their opinion
                     (Exhibit 8).
         23.4   +    Consent of Richards, Layton & Finger, P.A. is contained in their opinion (Exhibit 5.2).
         24.1        Powers of Attorney with respect to Household International officers and directors (filed herewith on page II-5).
         24.2        Powers of Attorney with respect to Household Capital Trust
                     IV trustees (included in Exhibit 4.3 filed herewith).
         25.1   +    Statement of eligibility and qualification of Wilmington
                     Trust Company.
         25.2   +    Statement of eligibility and qualification of The First
                     National Bank of Chicago.

-------------------------
+ To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrants hereby undertake:

          (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration

     Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against a Registrant by such director, officer or controlling person, in connection with the Securities registered hereby, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 2nd day of March, 1998.

                                          HOUSEHOLD INTERNATIONAL, INC.

                                          By:        (WILLIAM F. ALDINGER)
                                            ------------------------------------
                                                    William F. Aldinger
                                            Chairman and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints J.W. Blenke, L.S. Mattenson and P.D. Schwartz and each or any of them (with full power to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 2nd day of March, 1998.

                     SIGNATURE                                                TITLE
                     ---------                                                -----

             /s/ (WILLIAM F. ALDINGER)
---------------------------------------------------      Chairman, Chief Executive Officer, and Director
               (William F. Aldinger)                       (as Principal Executive Officer)

              /s/ (ROBERT J. DARNALL)
---------------------------------------------------
                (Robert J. Darnall)                      Director

               /s/ (GARY G. DILLON)
---------------------------------------------------
                 (Gary G. Dillon)                        Director

              /s/ (JOHN A. EDWARDSON)
---------------------------------------------------
                (John A. Edwardson)                      Director

                /s/ (MARY J. EVANS)
---------------------------------------------------
                  (Mary J. Evans)                        Director

               /s/ (DUDLEY FISHBURN)
---------------------------------------------------
                 (Dudley Fishburn)                       Director

           /s/ (CYRUS F. FREIDHEIM, JR.)
---------------------------------------------------
             (Cyrus F. Freidheim, Jr.)                   Director

                /s/ (LOUIS E. LEVY)
---------------------------------------------------
                  (Louis E. Levy)                        Director

                     SIGNATURE                                                TITLE
                     ---------                                                -----
               /s/ (GEORGE A. LORCH)
---------------------------------------------------
                 (George A. Lorch)                       Director

               /s/ (JOHN D. NICHOLS)
---------------------------------------------------
                 (John D. Nichols)                       Director

              /s/ (JAMES B. PITBLADO)
---------------------------------------------------
                (James B. Pitblado)                      Director

               /s/ (S. JAY STEWART)
---------------------------------------------------
                 (S. Jay Stewart)                        Director

           /s/ (LOUIS W. SULLIVAN, M.D.)
---------------------------------------------------
             (Louis W. Sullivan, M.D.)                   Director

             /s/ (DAVID A. SCHOENHOLZ)                   Executive Vice President-Chief Financial
---------------------------------------------------        Officer
               (David A. Schoenholz)                       (as Principal Accounting and Financial
                                                           Officer)

     The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities "investment grade securities" pursuant to Transaction Requirements B-2 of Form S-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Household Capital Trust IV certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, State of Illinois, on this 27th day of February, 1998.

                                          HOUSEHOLD CAPITAL TRUST IV

                                          By:    /s/ (DENNIS J. MICKEY)
                                            ------------------------------------
                                            Name: Dennis J. Mickey
                                            Title: Trustee

                                          By:    /s/ (MARK R. BURNSTINE)
                                            ------------------------------------
                                            Name: Mark R. Burnstine
                                            Title: Trustee

     The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities "investment grade securities" pursuant to Transaction Requirements B-2 of Form S-3.

                                 EXHIBIT INDEX

EXHIBIT
-------

  1  +     Form of Underwriting Agreement for Preferred Securities.....
  4.1      Indenture between Household International, Inc. and The
           First National Bank of Chicago, as Trustee dated as of May
           15, 1995 (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (Nos. 333-03337 and
           333-03337-01)...............................................
  4.2+     Form of Supplemental Indenture between Household
           International, Inc. and The First National Bank of Chicago,
           as Trustee..................................................
  4.3      Declaration of Trust of Household Capital Trust IV..........
  4.4+     Form of Amended and Restated Declaration of Trust...........
  4.5+     Form of Preferred Security (included in Exhibit 4.4
           above)......................................................
  4.6+     Form of Junior Subordinated Notes (included in Exhibit 4.2 above)......................................................
  4.7+     Form of Guarantee with respect to Preferred Securities......
  4.8      Certificate of Trust........................................
  5.1+     Opinion and Consent of Mr. John W. Blenke, Vice
           President--Corporate Law and Assistant Secretary of
           Household International, Inc................................
  5.2+     Opinion and Consent of Richards, Layton & Finger, P.A.......
  8  +     Tax opinion of Sidley & Austin..............................
 12  +     Statement on the Computation of Ratio of Earnings to Fixed
           Charges and to Combined Fixed Charges and Preferred Stock
           Dividends (incorporated herein by reference from Exhibit 12
           to the Current Report on Form 8-K, dated March   , 1998 of
           Household International, Inc. (File No. 1-8198))............
 23.1      Consent of Arthur Andersen LLP, Certified Public
           Accountants.................................................
 23.2+     Consent of Mr. John W. Blenke, Vice President--Corporate Law
           and Assistant Secretary of Household International, Inc. is
           contained in his opinion (Exhibit 5.1)......................
 23.3+     Consent of Sidley & Austin is contained in their opinion
           (Exhibit 8).................................................
 23.4+     Consent of Richards, Layton & Finger, P.A. is contained in their opinion (Exhibit 5.2).................................
 24.1      Powers of Attorney with respect to Household International officers and directors (filed herewith on page II-5)........
 24.2      Powers of Attorney with respect to Household Capital Trust
           IV trustees (included in Exhibit 4.3 filed herewith)........
 25.1+     Statement of eligibility and qualification of Wilmington
           Trust Company...............................................
 25.2+     Statement of eligibility and qualification of The First
           National Bank of Chicago....................................

-------------------------
+ To be filed by amendment.